Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2013 FIRST QUARTER RESULTS

Strong Bookings and Record Backlog
Lower Net Sales and Net Loss Due to Timing of Shipments

WALLA WALLA, WA, January 24, 2013 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the fiscal 2013 first quarter, ended December 31, 2012.

Net sales for the three months ended December 31, 2012 were $19.9 million, compared to the $26.0 million reported for the same quarter last year. The Company reported a net loss for the first quarter of $874,000, or $0.16 per diluted share, compared with a net loss of $243,000, or $0.05 per diluted share, in the same period a year ago.

Gross profit for the first quarter of fiscal 2013 was $6.5 million compared to $8.6 million in the corresponding period last year, or 32.7% compared to 33.0%, respectively, of net sales.

“Our lower net sales and the net loss for the first quarter were consistent with our previously stated expectations, and primarily reflected the composition of our backlog and customer shipping schedules. At the same time, however, we were successful in maintaining our gross margin percentage for the quarter,” said Jack Ehren, President and Chief Executive Officer of Key Technology, Inc.

Operating expenses for the quarter ended December 31, 2012 were $7.7 million, or 38.9% of net sales, compared to $8.8 million, or 33.8% of net sales, in the same quarter last year.

“We continued to realize the benefit of our prior-year third-quarter workforce reductions with significantly lower operating expenses, compared to the same quarter last year, while still positively positioning the company to execute on our long-term objectives,” said Ehren.

At the close of the December 31, 2012 quarter, the Company's backlog was $49.3 million, compared to $37.0 million at the close of the corresponding period one year ago. New orders received during the fiscal 2013 first quarter were $38.1 million, compared to $26.6 million in the same period last year.

“The first quarter ending backlog set a company record with the largest quarterly ending backlog ever. New orders represented the second largest bookings quarter in the history of the company,” Ehren commented. "Accordingly, we expect net sales and gross margins for the second quarter of fiscal 2013 to be noticeably improved compared to the prior-year period.

“I am proud of the entire Key Technology team for our continued execution toward our strategic objectives. We remain focused on improving short-term performance, while driving a sustainable, long-term, market-focused strategy,” Ehren added.

Conference Call
The Company's conference call related to the fiscal 2013 first quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 24, 2013. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Financial Media Inquiries:	Investor Inquiries:
Evan Pondel or Laurie Berman	Jack Ehren, President and CEO
PondelWilkinson, Inc.	Key Technology, Inc.
Tel: +1 310 279 5980	Tel: +1 509-394-3120
pwinvestor@pondel.com	jehren@key.net
www.pondel.com	www.key.net

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2012	2011

Net sales	$19,854	$25,972
Cost of sales	13,370	17,411
Gross profit	6,484	8,561
Operating expenses:
Sales and marketing	3,857	4,301
Research and development	1,736	1,999
General and administrative	2,129	2,466
Amortization of intangibles	4	4
Total operating expenses	7,726	8,770
Gain on disposition of assets	20	1
Loss from operations	(1,222)	(208)
Other income (expense)	(63)	(149)
Loss before income taxes	(1,285)	(357)
Income tax benefit	(411)	(114)
Net loss	$(874)	$(243)
Net loss per share
- basic	$(0.16)	$(0.05)
- diluted	$(0.16)	$(0.05)

Shares used in per share calculation - basic	5,304	5,344
Shares used in per share calculation - diluted	5,304	5,344

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2012	September 30, 2012

Cash and cash equivalents	$25,798	$23,755
Trade accounts receivable, net	7,912	11,426
Inventories	27,736	23,166
Total current assets	68,070	64,193
Property, plant and equipment, net	18,082	18,370
Goodwill and other intangibles, net	2,689	2,560
Total assets	90,083	86,355
Total current liabilities, including current portion of long-term debt	24,768	20,057
Long-term debt	4,739	4,833
Shareholders' equity	$58,725	$59,430

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